CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2017 RESULTS

Norton, Massachusetts, March 1, 2018. CPS Technologies Corporation (NASDAQ: CPSH) today announced revenues of $3.8 million and a net loss of $793 thousand for the Fourth Quarter ended December 30, 2017. (Had it not been for the impact of the Tax Cut and Jobs Act, the net loss would have been $165 thousand in the quarter.) This compares with revenues of $2.9 million and a net loss of $253 thousand for the Fourth Quarter ended December 31, 2016.

Revenues for the year ended December 30, 2017 totaled $14.6 million compared with $15.4 million for the year ended December 31, 2016. The net loss for the year totaled $1.7 million for fiscal 2017, compared with a net loss of $455 thousand for fiscal 2016. (The loss in 2017 would have been $1.1 million in the absence of the impact of the Tax Cut and Jobs Act.)

Grant Bennett, President and CEO, said, “The loss we experienced in the Fourth Quarter, before considering the impact of the Tax Cut and Jobs Act, was due in large part to two isolated incidents which had a negative impact of $392 thousand on our bottom line: non-recurring severance costs, and sales returns due to an error by one of our plating vendors. Our vendor has accepted responsibility, is reworking the product at no cost to the Company, and the product is expected to be shipped to the customer during the First Quarter of 2018.”

Mr. Bennett continued, “The loss for the year obscures the progress we have made in 2017. At this time a year ago our annual revenue run rate had declined to $12 million. We were confident the weakness in demand we were experiencing was temporary. While we shrunk our direct labor force and kept a lid on discretionary spending, we maintained our core resources and even increased our spending in sales and marketing. Our assessment of the market has proved to be correct and, since the second quarter of 2017, we have been running at an annual revenue rate of $16 million. As we look forward we are seeing continued growth in demand and, as a result, are hiring manufacturing personnel in all three shifts. In the Fourth Quarter alone, we increased our full-time staffing from 125 to 143 to meet the demand projections of our key customers. We also made progress in our armor business during the year where we have been providing prototypes to three customers which, in each case, has the potential to result in a production order in the next 12 to 24 months. In addition to the initiatives in armor, we have continued to commit resources in both Japan and China. Although we are in the early stage of generating revenues in each of these markets, both have the potential to be among our largest markets 3-5 years from now.”

The Company will be hosting its fourth quarter conference call with investors at 4:30PM today. Those interested in participating in the conference should call:

Call-in Number: 855-863-0441

Conference ID: 3563218

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2017 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	-----Quarter Ended-----		-----Year Ended-----
	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2017	2016	2017	2016

Total Revenues	$3,796,008	$2,873,510	$14,577,183	$15,351,053
Cost of Sales	3,232,962	2,796,265	12,919,065	13,195,501
Gross Margin	563,046	77,245	1,658,118	2,155,552
Operating Expenses	958,802	772,725	3,609,328	3,336,631
Operating income	(395,756)	(695,480)	(1,951,210)	(1,181,079)
Interest income	3,411	3,114	11,476	51,318
Income before income taxes	(392,345)	(692,366)	(1,939,734)	(1,129,761)
Income tax expense (benefit)	400,968	(439,144)	(222,032)	(676,144)
Net income (loss)	(793,313)	(253,222)	(1,717,702)	(453,617)
Net income (loss) per diluted share	($0.06)	($0.02)	($0.13)	($0.03)
Shares outstanding, diluted	13,203,436	13,203,436	13,203,436	13,201,284

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	Dec. 30,	Dec. 31,
	2017	2016

Assets

Current assets:
Cash and cash equivalents	$1,339,572	$3,407,760
Accounts receivable-trade, net	2,943,373	1,959,606
Inventories, net	2,109,513	1,970,961
Prepaid expenses	101,086	88,443
Total current assets	6,493,544	7,426,770

Property and equipment, net	1,490,498	1,783,627
Deferred taxes	3,038,666	2,827,349
Total assets	$11,022,708	$12,037,746

Liabilities and Equity

Current liabilities:
Accounts payable	946,385	662,482
Accrued expenses	655,489	623,959
Deferred Revenue	100,000	—
Total current liabilities	1,701,874	1,286,441

Stockholders' equity	9,320,834	10,751,305
Total liabilities and stockholders' equity	$11,022,708	$12,037,746